Exhibit 99.1

Investor Contact: Tom Ward 317-685-7330 Media Contacts: Les Morris 317-263-7711	FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES APPOINTMENT OF STEFAN M. SELIG TO BOARD OF DIRECTORS

INDIANAPOLIS, November 10, 2017 — Simon, a global leader in premier shopping, dining and entertainment destinations, announced today that Stefan M. Selig has been appointed to its Board of Directors.

Mr. Selig is a highly accomplished banker and senior executive who has served in prominent leadership roles in both the private and public sectors. Throughout his career, he has built a reputation as a trusted advisor to his clients and is recognized for his experience and judgment in providing strategic and financial advice to leading companies and investors on a wide range of critical issues.

“We are delighted to welcome Stefan Selig to the Simon Board of Directors,” said Karen Horn, Chairperson of Simon’s Governance and Nominating Committee.  “Stefan possesses the experience and skills that our board of directors has previously identified as necessary and desirable.” David Simon, Chairman of the Board and Chief Executive Officer, remarked “Stefan’s experience in finance, international business and real estate will make him a valuable contributor to our board.”

About Stefan M. Selig

Stefan M. Selig was appointed to the Board of Directors of the Company effective November 10, 2017.  In addition to serving on Simon’s board, Mr. Selig is the founder of BridgePark Advisors LLC and serves as the Lead Independent Director of the board of directors for Safety, Income & Growth Inc.  Mr. Selig served as Undersecretary of Commerce for International Trade for the U.S. Department of Commerce from June 2014 to June 2016.  Prior to this, Mr. Selig was with Bank of America Merrill Lynch from March 1999 to May 2014, ultimately serving as Executive Vice Chairman of Global Corporate and Investment Banking.

Mr. Selig has previously served as a member of the board of directors of Lincoln Center for the Performing Arts and of Services for the Under Served. He is a member of the Council on Foreign Relations and the Committee for Economic Development (CED).